                                                                    EXHIBIT 12.1

                     JEFFERIES GROUP, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                Year Ended December 31,
                                                          ----------------------------------------------------------------
                                                            2004          2003          2002          2001          2000
                                                            ----          ----          ----          ----          ----
Fixed Charges:
  Interest expense on long-term indebtedness .......      $ 40,256      $ 23,987      $ 23,419      $ 12,035      $ 12,035
  Interest portion of rent expense .................         9,437         7,636         6,037         5,105         4,178
                                                          --------      --------      --------      --------      --------
  Total fixed charges ..............................      $ 49,693      $ 31,623      $ 29,456      $ 17,140      $ 16,213
                                                          ========      ========      ========      ========      ========
Earnings:
  Earnings before income taxes and minority interest      $226,989      $144,533      $103,692      $102,652      $ 95,393
  Total fixed charges ..............................        49,693        31,623        29,456        17,140        16,213
                                                          --------      --------      --------      --------      --------
  Total earnings ...................................      $276,682      $176,156      $133,148      $119,792      $111,606
                                                          ========      ========      ========      ========      ========
Ratio of Earnings to Fixed Charges (1) .............           5.6           5.6           4.5           7.0           6.9

(1) The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).